                                                                   Exhibit 10.11

                                                          Cognigen Networks Inc.
                                                          7001 Seaview Avenue NW
                                                                       Suite 210
                                                               Seattle, WA 98117
                                                               206-297-6151 main
                                                                206-297-6161 fax
                                                                WWW.COGNIGEN.COM

April 19, 2002

Mr. Troy D. Carl
7312 Don Diego Street NE
Albuquerque, NM 87109

     Re: Terms of Termination of Employment and Terms of Consulting Arrangement

Dear Troy:

I know I speak for all of us at Cognigen  Networks,  Inc. We appreciate you, all of your efforts and the results from those  efforts  during your  employment  as
Vice  President of Marketing and as a Director of Cognigen.  We join you in your excitement about eMaxDirect. I'm sure your contributions through eMaxDirect will prove to be valuable to Cognigen and its agents.  Even though you have  resigned your  employment  as  an  officer  and  director  of  Cognigen,  this  is  not a termination of your  relationship  with Cognigen.  We are grateful that you have agreed to continue your  association  with Cognigen over the next twelve months.
As we  discussed  and,  if needed,  Cognigen  might  retain  you for  consulting services and product review after the twelve-month period is up. However,  there is no commitment by either Cognigen or you in this regard.

These changes of status,  titles, roles and  responsibilities  involve your move from  a  position  of a  full-time  Cognigen  employee  to  one  of  independent contractor  to  Cognigen.  In view of this  transition,  the  Cognigen  Board of
Directors has approved of the following elements of our negotiated Agreement.

Agreements of Cognigen Networks Inc:

     $10,000 was  delivered by Cognigen to and accepted by Troy D. Carl on April
     19, 2002. An additional $15,000 will be delivered to you by May 20, 2002.

     Deliver 100,000 shares of Cognigen  restricted stock to Troy D. Carl within thirty  (30)  days for  which  you  will be  responsible  to pay any  taxes associated  therewith.  Under separate cover you will receive an investment letter that you will be required to sign before the 100,000 shares of stock will be delivered to you.  (The 50,000  shares of Cognigen  stock that were issued to you on September 24, 2001, continue to be "restricted securities"
     as  defined  in Rule  144.  The Rule  144  restriction  explanation  in the investment letter applies to the 50,000 shares, also.)

     In addition, the 50,000 shares option that was granted pursuant to the 2001
     Incentive and  Nonstatutory  Stock Option Plan terminates  thirty (30) days after your resignation. Therefore, you have thirty (30) days from April 19,
     2002, in which to exercise that option at the price of sixty-four cents per share.

     Concurrent  with the delivery of the 100,000 shares stated above,  Cognigen will  deliver  to Troy D.  Carl a  nonqualified  five  (5) year  option  to purchase 50,000 shares of Cognigen  restricted  common stock at an exercise price equal to the current market value of fifty-five cents per share as of
     April 19, 2002, the date of grant.

     For  you  providing   consulting   services,   product  review  and  vendor
     negotiation to Cognigen,  Troy D. Carl will be compensated by a combination of (1) your independent agency  commissions from "personal sales,  downline overrides and MLM bonuses";  and (2) consultancy fees. The total of (1) and
     (2), of this paragraph, for each 30 days during the period ending April 30,
     2003,  shall not exceed $18,000 for each 30-day period,  but no consultancy amount shall exceed  $8,000 per month.  For  example,  as your  independent agency  commission  income  increases,  the consultancy fees will decrease, proportionately.  Compensation  paid by  Cognigen  shall be reported on IRS
     Form 1099. No  consultancy  fee  compensation  shall be payable by Cognigen hereunder upon your death or disability.

     The  health  insurance  coverage  you had as a  Cognigen  employee  will be continued and be paid by Cognigen until April 30, 2003, in your capacity as a Cognigen consultant.

     Ownership of the desktop and laptop  computers  currently being used by you in support of Cognigen agents and programs, is hereby transferred to you.

     The current Albuquerque office and administrative  support will be paid for by Cognigen until October 31, 2002. Any extension  beyond that time will be at the sole discretion of Cognigen.

Agreements of Troy D. Carl:

     Resignation  tendered as an employee and as Vice President of Marketing and as a Director of Cognigen was accepted on April 19, 2002, concurrently with the delivery of the initial $10,000 payment.  Under separate cover Cognigen has  prepared a formal  resignation  for you to sign to be  attached to the minutes of Board of Directors' meeting that approved this Agreement.

     Provide not less than twenty (20) hours per month of consulting and related agent sales advisory  services to Cognigen at such times as selected by the
     CEO of Cognigen.

     Provide  consultancy as a  participating  member of product review with the
     CEO of Cognigen and other members of the Cognigen management team.

     Provide the daily administrative review of the Cognigen agent sales support activity through the Albuquerque office.

     As an independent  contractor,  be responsible  for all taxes and reporting requirements for all income received by you from Cognigen.

     Acknowledge and agree that all prior agreements,  including but not limited to the terms set forth in the letter dated  September  4, 1999,  from Kevin
     Anderson  to  you,  relating  to  your  employment  with  Cognigen  or  its affiliates are terminated effective April 19, 2002.

ACCEPTED and APPROVED, dated this 19th day of April, 2002, by:

Cognigen Networks, Inc.

/s/Darrell H. Hughes                   /s/ Troy D. Carl
------------------------               ---------------------------
Darrell H. Hughes, CEO and President   Troy D. Carl, individually